Exhibit 99.1

SEAWORLD ENTERTAINMENT, INC. ANNOUNCES NEW CHAIRMAN AND NEW LEAD INDEPENDENT DIRECTOR

ORLANDO, Fla. – Sept. 13, 2017 – SeaWorld Entertainment, Inc. (NYSE: SEAS) (“SeaWorld”), a leading theme park and entertainment company, today announced that its Board of Directors (the “Board”) has elected Yoshikazu Maruyama as Chairman succeeding David F. D’Alessandro effective October 9, 2017. The company has also elected Donald C. Robinson as Lead Independent Director, effective October 9, 2017.

“I am honored to succeed David and want to express my deepest appreciation to him for his years of dedication to SeaWorld,” Mr. Maruyama said. “I am excited to bring a fresh perspective to the Board and deeply committed to working with the management team to deliver memorable guest experiences, extend SeaWorld’s iconic brands to global audiences, improve business performance, and enhance value for shareholders and all our important stakeholders.”

Mr. Maruyama, a SeaWorld director since June 2017, is President of Zhonghong Group’s American operation and represents the perspective of a significant, long-term shareholder. He brings over 20 years of global theme park and family entertainment industry experience and helped to lead the early turnaround of Universal Studios Japan, which was recently acquired by Comcast NBCUniversal.

Mr. Robinson, a SeaWorld Director since June 2016, was formerly the Executive Vice President of Hong Kong Disneyland. He has extensive operations expertise, as well as over thirty years of executive and management positions in global theme park, retail, restaurant, resort, and entertainment businesses.

“Our Board is committed to continuing to advance its governance standards and independence, and we believe that by establishing these two complementary roles with clear responsibilities, we can enhance the rigorous and independent oversight of the company and the Board,” Mr. Robinson said. “Yoshi and I intend to work closely with the other directors and the management team to advance the company’s progress on behalf of all its shareholders and other stakeholders.”

“This transition demonstrates our dedication to ensure SeaWorld’s long-term success and growth for the interests of its shareholders and our commitment to a sustainable future,” Mr. D’ Alessandro said. “Yoshi brings the perspective of our largest shareholder. He also has over 20 years of experience in the global theme park industry and helped drive the turnaround of a leading theme park company, creating significant value for its stakeholders. Our company and our Board will benefit from his leadership.”

The company also announced that Mr. D’Alessandro, Judith A. McHale and Ellen O. Tauscher will step down from the Board of Directors, effective October 9, 2017.

“The Board thanks David, Judith, and Ellen for their many contributions to SeaWorld,” Mr. Maruyama added.

Brief Biography for Yoshikazu Maruyama

Yoshikazu Maruyama recently joined the Zhonghong Group, a leading real estate development and diversified leisure and tourism company in Asia. Prior to that, Mr. Maruyama was Global Head of Location Based Entertainment for DreamWorks Animation SKG, where he served from August 2010 until March 2017. From June 2004 to January 2009, he served as Chief Strategy Officer and was elected to the Board of Directors of USJ Co., Ltd, owner and operator of Universal Studios Japan theme park.

Mr. Maruyama held multiple positions at Universal Parks and Resorts from June 1995 to June 2004, including as Senior Vice President of International Business Development and Vice President of Strategic Planning. Mr. Maruyama took a hiatus from Universal Park & Resorts to support the startup of eToys, an online toy retailer in 1999. Mr. Maruyama also served as a Financial Analyst at J.P. Morgan & Co. from July 1992 to June 1995.

Mr. Maruyama holds a Bachelor of Science degree in Operations Research from Columbia University in New York.

Brief Biography for Donald C. Robinson

Donald C. Robinson recently retired as the President and Chief Operating Officer for All Aboard Florida, the country's first privately owned intercity passenger rail system that will connect South Florida to Orlando, where he served from March 2012 until December 2014. Prior to this, from February 2006 to September 2012, he served as President of Baha Mar Ltd., a luxury resort company.

Previously, Mr. Robinson served in various capacities for The Walt Disney Company from June 1972 to January 2006, including as Group Managing Director and Executive Vice President of Hong Kong Disneyland from 2001 to 2006, as Senior Vice President of Operations at Walt Disney World Operations from 1998 to 2001, as Senior Vice President/Vice President of Walt Disney World Resorts from 1995 to 1998, and as Opening General Manager of Disney's All-Star Resorts, Walt Disney World, from 1993 to 1995. Mr. Robinson held additional roles of increasing responsibility within The Walt Disney Company from 1987 to 1993. Mr. Robinson is Chairman of the Corporate Governance and Nominating Committee of the Board of Directors of Denny's Corporation, a casual restaurant business for which he has served as a director since March 2008. He also serves on a local advisory board of BB&T Corporation in Orlando, Florida.

Mr. Robinson holds a Bachelor of Science degree in Microbiology from the University of Central Florida, and completed coursework through the Master's in Business Administration program at Rollins College.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry, and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned, or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 30,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The company's theme parks feature a diverse array of rides, shows, and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

CONTACTS:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Vice President of Public Relations

Aimee.Jeansonne-Becka@SeaWorld.com